[DESCRIPTION]     COMPUTATION OF INCOME (LOSS) PER SHARE


                             Exhibit 11.1

                 Computation of Income (Loss) Per Share
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
                             Three months ended       Nine months ended
                                September 30,            September 30,
                            ----------------------  ------------------------
                               1996        1995         1996        1995
                            ----------  ----------  -----------  -----------
                               (unaudited)              (unaudited)
Primary income(loss) per share:
 Adj. To net income(loss):
   Net income (loss)        ($ 434,920) ($ 739,451) ($  625,781) ($  684,621)
                            ----------  ----------  -----------  -----------
   Adjd. Net income(loss)   ($ 434,920) ($ 739,451) ($  625,781) ($  684,621)

 Adj. To shares outstanding:
   Actual weighted average
    Shares outstanding       4,022,894   2,627,260    4,017,785    2,518,460
   Net additional shares
    issuable upon conversion
    of warrants and options   (416,848) (   1,677)     (179,736) (     2,433)
                             ---------   ---------   ----------  -----------
   Adj. shares outstanding   3,606,046   2,625,583    3,838,049    2,516,027

 Primary income (loss)
    per share                ($    .12)  ($    .28)   ($    .16) ($      .27)
                             =========   =========    =========  ===========

Fully diluted income(loss) per share:
 Adj. To net income(loss):
   Net income (loss)        ($ 434,920) ($ 739,451) ($  625,781) ($  684,621)
   Elimination of interest
    expense on convertible
    notes                                   33,827                   104,448
   Elimination of deferred
    financing fees                           1,066               (    33,027)
                            ----------  ----------  -----------  -----------
   Adjd. Net income(loss)   ($ 434,920) ($ 704,558) ($  625,781) ($  613,200)

 Adj. To shares outstanding:
   Actual weighted average
    shares outstanding       4,022,894   2,627,260    4,017,785    2,518,460
   Conversion of convertible
    notes into 15% of common
    stock outstanding                      391,060                   422,679
   Pre-emptive shares                       20,582                    22,246
   Net additional shares
    issuable upon conversion
    of warrants and options   (506,056)   (  1,677)    (506,056)    ( 2,433)
                             ---------   ---------   ----------  -----------
   Adj. Shares outstanding   3,516,838   3,037,225    3,511,729    2,960,952

 Fully diluted income (loss)
    per share                ($    .12)  ($    .23)   ($    .18) ($      .21)
                             =========   =========    =========  ===========
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